Exhibit 5.1

Thomas J. Craft, Jr., Esq.
5420 North Ocean Blvd.
Suite 2102
Singer Island, FL 33404
Phone: 561-317-7036

August 5, 2015

Zaxis International Inc.
7 Imber Street,
Petah Tikva, 4951141, Israel

Re: Registration Statement on Form S-1

Board of Directors:

You have requested my opinion, as counsel, with respect to certain matters in connection with the filing by Zaxis International Inc., a Delaware corporation (the "Registrant"), of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the resale by selling stockholders (the "Selling Stockholders") of 19,361,758 shares of the Company's common stock, par value $0.0001 (the "Shares"), including Shares underlying certain outstanding warrants, to be sold by the Selling Stockholders.

For the purpose of rendering my opinion herein, I have reviewed: (i) statutes of the State of Delaware to the extent I deem relevant to the matters opined upon herein; (ii) certified copies of the Company's Certificate of Incorporation and all amendments thereto; (iii) the Company's Bylaws, as currently in effect as of the date hereof; (iv) selected proceedings of the Company's board of directors and certificates of the Company's officers; and (v) such other documents as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents. I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto.

My opinion is limited to matters of the laws of the State of Delaware and the Delaware General Corporation Law and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than the State of Delaware, as specified herein.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares subject to resale by the Selling Stockholders pursuant to the Registration Statement and the related Prospectus are validly issued, fully paid and non-assessable Shares.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading "Interests of Named Experts and Counsel" in the prospectus contained in the registration statement.
In giving the foregoing consents, I do not thereby admit that my firm comes within the category of persons or entities whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

By: /s/ Thomas J. Craft, Jr.
Thomas J. Craft, Jr. Esq.